EXHIBIT 4(a)


No._______________                                               USD$50,000.00


                      NOISE CANCELLATION TECHNOLOGIES, INC.


                  8% CONVERTIBLE DEBENTURE DUE JANUARY 31, 2000


THE DEBENTURE REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS DEBENTURE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE DEBENTURE OR SUCH SECURITIES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAW.


THIS DEBENTURE is one of a duly authorized issue (the "Issue") of Debentures of NOISE CANCELLATION TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer") designated as its Eight Percent (8%) Non-Voting Subordinated Convertible Debentures due JANUARY 31, 2000, in an aggregate principal amount of Two Million United States Dollars (USD$2,000,000.00).

FOR VALUE RECEIVED, the Issuer promises to pay to

                            Willora Company, Ltd.
                            c/o Betuvo A.G.
                            Baarestrasse 73
                            Postfach 6302
                            Zug, Switzerland

the registered holder hereof and its successors and assigns (the
"Holder"), the principal sum of

                                 FIFTY THOUSAND
                      UNITED STATES DOLLARS (USD$50,000.00)

                                       on
                                January 31, 2000
                             (the "Maturity Date"),


and to pay interest to the Holder on the principal sum outstanding at the rate of Eight Percent (8%) per annum due and payable on March 31st, June 30th, September 30th and December 31st (each a "Record Date") of each year until maturity. Interest shall begin to accrue on the closing date applicable to the issuance of this Debenture as provided in the "Subscription Agreement" defined below (the "Closing Date"). Payment of each interest payment may, at the Issuer's option, be made in cash or by delivery of shares of the Issuer's Common Stock ("Common Stock"). In the event an interest payment is made in shares of Common Stock the number of shares of Common Stock to be delivered to Holder shall equal 1,000 divided by one hundred percent (100%) of the average closing bid price of the Issuer's Common Stock as reported on NASDAQ (or, if not quoted on NASDAQ, as reported by any other recognized quotation system on which the price of the Common Stock is quoted) for the Five (5) Trading Days immediately preceding the Record Date for the interest payment. No fractional shares or scrip representing fractional shares will be issued for an interest payment, but the number of shares issuable shall be rounded to the nearest whole share. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Issuer regarding registration and transfers of the Debenture (the "Debenture Register"); provided, however, that the Issuer's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Offshore Debenture Securities Subscription Agreement dated as of January 31, 1997 between the Issuer and the Holder (the "Subscription Agreement"). The principal of, and interest of this Debenture (to the extent not payable by delivery of shares of Issuer's Common Stock in accordance with the terms hereof) are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Issuer as designated in writing by the Holder hereof from time to time. The Issuer will pay the principal of and accrued and unpaid interest due upon this debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder at the last address on the Debenture Register. The receipt of such check and shares of Common Stock, if any, shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check and shares of Common Stock, if any, plus any amounts so deducted.


This Debenture is subject to the following additional provisions:

     1. The Debentures are issuable in denominations of Fifty Thousand United States Dollars (USD$50,000.00).


     2. The Issuer shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

     3. This Debenture has been issued subject to investment and other representations of the original Holder hereof as set forth in the Subscription Agreement and may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to the due presentment for such transfer of this Debenture, the Issuer and any agent of the Issuer may treat the person in whose name this Debenture is duly registered on the Issuer's Debenture Register as the owner hereof for the purpose of receiving payment as provided and all other purposes, whether or not this Debenture be overdue, and neither the Issuer nor any agent shall be affected by notice to contrary.

     4. The Holder of this Debenture is entitled, at its option, at any time commencing on or after forty-five (45) days after the Closing Date to convert the full unpaid principal amount of this Debenture into shares of Common Stock of the Issuer (the "Conversion Shares") at a conversion price (the "Conversion Price") for each Conversion Share equal to the lesser of eighty-five percent (85%) of the closing bid price of the Common Stock on the Closing Date or seventy percent (70%) of the average closing bid price of the Common Stock for the five (5) NASDAQ Trading Days immediately preceding the Conversion Date (as hereinafter defined), as reported by the National Association of Securities Dealers Automated Quotation System (or, if not quoted on NASDAQ, as reported by any other recognized quotation system on which the price of the Common Stock is quoted). Provided, however, that in no event shall the aggregate number of Conversion Shares issuable upon conversion of all of the Debentures of the Issue when added to the number of Warrant Shares issuable upon exercise of the Warrants as defined and provided for under the Subscription Agreement exceed eleven million (11,000,000) shares of Common Stock. Provided further that in the event of the termination of the inclusion of the Common Stock in The NASDAQ Stock Market National Market System, (i) the Conversion Price shall be the lesser of eighty-five percent (85%) of the closing bid price of the Common Stock on the Closing Date or sixty percent (60%) of the average closing bid price of the Common Stock as reported on NASDAQ (or, if not quoted on NASDAQ, as reported by any other recognized quotation system on which the price of the Common Stock is quoted) for the five (5) NASDAQ Trading Days immediately preceding the Conversion Date, and (ii) the maximum limit of eleven million (11,000,000) shares on the aggregate number of Conversion Shares and Warrant Shares that may be issued upon the conversion of the Debentures of the Issue and the exercise of the Warrants shall not be applicable. The number of Conversion Shares to be received by Holder on conversion shall be the product of the unpaid principal amount of the Debenture being converted divided by the Conversion Price. On the First Closing Date as defined in the Subscription Agreement, the Issuer will reserve on its books five million six hundred twenty-five thousand (5,625,000) shares of Common Stock and on the Second Closing Date, as so defined, the Issuer will reserve an additional one million eight hundred seventy-five thousand (1,875,000) of such shares for use in connection with the conversion of the
Debentures. The Issuer agrees that as long as any Debentures issued under the Issue remain unconverted, it will reserve on its books a number of shares of Common Stock for issuance upon conversion of such Debentures that is not less than one hundred and fifty percent (150%) of the number of Conversion Shares that would be issuable upon the full conversion of all of such unconverted Debentures, provided, however, that the Issuer shall not be obligated to change the number of shares of Common Stock reserved for such purpose until so notified by the Holder. The Issuer does hereby irrevocably agree to instruct its Transfer Agent to provide Common Stock Certificates representing Conversion Shares to the Holder in accordance with the terms of conversion hereinafter set out. Holder shall not sell any Conversion Shares so converted until forty-five (45) days after the Closing Date. Such conversion by the Holder shall be effected by the Holder surrendering to the Issuer this Debenture with the form of Conversion Notice attached hereto as Exhibit 1, executed by the Holder of this Debenture and accompanied, if required by the Issuer, by proper assignment hereof in blank delivered in the manner and time period as hereinafter set out. The Issuer shall then instruct its Transfer Agent to deliver the appropriate Common Stock Certificate to the Holder. For purposes of this Debenture, the "Conversion Date" shall be deemed to be the date on which the Holder has sent by facsimile the executed and completed Conversion notice together with a copy of this Debenture and any applicable executed assignment to the Issuer. In order to convert, this Debenture together with the Original Conversion Notice duly executed, must be delivered by express courier to the Issuer within Two (2) NASDAQ Trading Days of the Conversion Date. The Conversion Shares must be issued and returned by the Transfer Agent to the Holder by express courier within Five (5) NASDAQ Trading Days after the Conversion Date. Accrued but unpaid interest shall, at the option of the Issuer, be subject to conversion under the terms and conditions concerning the payment of interest set forth above at the time of conversion of this Debenture or at the time any quarterly interest payments are due. Issuer shall pay Holder a penalty equal to one percent (1%) of the principal amount of the Debentures converted for each day beyond such Five (5) NASDAQ Trading Days required for Conversion Shares to be issued and returned to the Holder. No fractional shares or scrip representing fractional shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The Issuer may, at its own option, cause the automatic conversion into Conversion Shares of the whole or part of the full unpaid amount of this Debenture after February 15, 1998 at the aforesaid Conversion Price. The Issuer may exercise its option to cause the automatic conversion as set forth herein after said sixty (60) days notice to Holder during which sixty (60) days Holder may convert in accordance with Holder's conversion privileges hereunder. After the sixty (60) days and the exercise of said automatic conversion, Issuer may only exercise further automatic conversion(s) in connection with not less than twenty-five percent (25%) of the then remaining amounts of outstanding Conversion Shares pertaining to all of the unconverted Debentures of the Issue per automatic conversion and only after thirty (30) days notice to Holder during which thirty (30) days Holder may convert in accordance with Holder's conversion privileges hereunder. The automatic conversion option shall be effectively exercised on the date on which the Issuer transmits by facsimile transmission and mails notice of said conversion to the registered Holder of the effected Debentures. To effect such conversion by the Issuer, the Conversion Shares must be issued and delivered by the Transfer Agent to the Holder by express courier on or before the fifth (5th) NASDAQ Trading Day after the last day of such sixty
(60) or thirty (30) day notice period, as the case may be, or the date on which the Holder notifies the Issuer that the Holder elects not to exercise the Holder's conversion privileges hereunder, whichever is sooner. Upon receipt of the Conversion Shares and the payment (in cash or Common Stock as herein provided) of any unpaid interest, the Holder shall immediately deliver the Debenture, appropriately marked to indicate payment in full thereof, to the Issuer or its assignee pursuant to Issuer or its assignee's instructions.

     5. No provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the place, time and rate, and in the coins or currency, herein prescribed.

     6. The Issuer hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     7. The Issuer agrees to pay all cost and expenses, including reasonable attorneys' fees and disbursements, which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

     8. If one or more of the following described "Events of Default" shall occur:
          (a) The Issuer shall default in the payment of principal or interest on this Debenture; or

          (b) Any of the representations or warranties made by the Issuer herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Issuer in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time; or

          (c) The Issuer shall fail to issue the Conversion Shares in accordance with the terms of conversion set out in Section 4 above or to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Issuer under this Debenture and such failure shall continue uncured for a period of five (5) NASDAQ Trading Days after notice from the Holder of such failure; or

          (d) The Issuer shall (1) become insolvent; (2) admit in writing its inability to pay its debt generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

          (e) A trustee, liquidator or receiver shall be appointed for the Issuer or a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

          (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Issuer and shall not be dismissed within thirty (30) calendar days thereafter; or

          (g) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Issuer, and if instituted against the Issuer, shall not be dismissed within thirty (30) calendar days after such institution or the Issuer shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or audit the material allegations of, or default in answering a petition filed in such proceeding; or

          (h) The Issuer's Common Stock shall cease to be quoted on any of the New York Stock Exchange, American Stock Exchange, NASDAQ-National Market, NASDAQ-Small Cap or OTC Electronic Bulletin Board for a period in excess of thirty (30) Calendar Days.

         Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

     9. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or any successor corporation, whether by virtue of any constitution, statue or rule of law, or by enforcement by any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof expressly waived and released.

     10. The Holder of this Debenture, by execution of the Subscription Agreement and acceptance hereof agrees that this Debenture is being acquired for investment purposes and that such Holder will not offer, sell or otherwise dispose of this debenture or the shares of Common Stock issuable upon conversion hereof except under circumstances which shall not result in a violation of the Act or any applicable State Blue Sky law or similar laws relating to the sale of securities.

     11. By acceptance of this Debenture, the Holder hereby grants to the Issuer or its assignee the option ("Prepayment Option"), for a period beginning after February 15, 1998 to repurchase all of the outstanding portion of the Debenture plus accrued interest, after sixty (60) days notice to Holder during which sixty
(60) days Holder may convert in accordance with Holder's conversion privileges hereunder. The repurchase price of this Debenture (the "Repurchase Price") shall be equal to One Hundred and Five Percent (105%) of the full unpaid principal amount of the Debenture, plus accrued interest payable in cash. This Prepayment Option may be exercised by written notice via telecopy transmission to the Holder (with written notice to the registered address by overnight courier) after February 15, 1998 and delivery of the Repurchase Price to the Holder on or before the fifth (5th) NASDAQ trading day after the last day of such sixty (60) day notice period or the date on which the Holder notifies the Issuer that the Holder elects not to exercise the Holder's conversion privileges hereunder, whichever is sooner. Upon receipt of the Repurchase Price, Holder shall immediately deliver the Debenture, appropriately marked to indicate payment in full thereof, to the Issuer or its assignee pursuant to Issuer's or its assignee's instructions. The foregoing constitutes Issuer's sole prepayment right under this Debenture.

     12. In the case that there is any outstanding amount of the Debenture unconverted on January 31, 2000, the outstanding unconverted portion of the Debenture will be subject to automatic conversion pursuant to the provisions of the last four sentences in Section 4 hereunder.

     13. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable such provision shall be adjusted rather than voided, if possible, so that such is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this debenture will not in any way be affected or impaired thereby.

     14. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Issuer and the Holder with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written statement signed by the Issuer and the Holder.

     15. This Debenture shall be governed by and construed in accordance with the laws of the state of Delaware and the United State of America.

     IN WITNESS WHEREOF the Issuer has caused this instrument to be duly executed by an officer thereunto duly authorized.

ISSUER:
NOISE CANCELLATION
TECHNOLOGIES, INC.



By:     /s/ STEPHEN J. FOGARTY
      Official Signatory of Issuer

Name (Printed):   Stephen J. Fogarty
Title:            Senior Vice-President and Chief Financial Officer

Date:                      January 31, 1997

                                    EXHIBIT 1
                              Notice of Conversion
   (To be executed by the Registered Holder in order to Convert the Debenture)

                   TO:     Noise Cancellation Technologies, Inc.
                           1 Dock Street
                           Stamford, Connecticut  06903
                           Attention:  John Horton, General Counsel
                           Fax:     (203) 348-4106
                           Tel:     (203) 961-0500 ext. 388

The undersigned (the "Holder") hereby irrevocably elects to convert Fifty Thousand (USD $50,000.00) of the Debenture No___of NOISE CANCELLATION TECHNOLOGIES, INC. (the "Issuer") according to the conditions set forth in such Debenture, as of the date written below. The shares are to be issued in the "Street Name" written below:

The undersigned represents and warrants as follows:

(a) The offer to convert the Debenture was made to the Issuer outside of the United States and the undersigned was, at the time the subscription form was executed and delivered, and is now outside the United States;

(b) It is not a U.S. person (as such term is defined in Section 902(a) of Regulation S ("Regulation S") promulgated under the United States Securities Act of 1933 (the "Securities Act"); and it is converting the Debenture for its own account and not for the account or benefit of any U.S. person;

(c) All offers and sales of the Common Stock shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

(d) It is familiar with and understands the terms and conditions, and requirements contained in Regulation S and definitions of U.S. persons contained in Regulation S.

Holder:____________________________(seal)
By:_______________________________
      Official Signatory of Holder

Title:________________________    Country of Execution:____________

Conversion Date (See Section 4)                      ______________________
Closing Bid on the Closing Date (See Section 4)      ______________________
Average Closing Bid Price (See Section 4)            ______________________
Conversion Price (See Section 4)                     ______________________
Number of common shares to be
received by Holder (see Section 4)                   ______________________
Name of Holder for Registration                      ______________________
Address for Registration                             ______________________
                                                     ----------------------
"Street Name" for certificate                        ______________________